Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Cawley, Gillespie & Associates, Inc. hereby consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Chaparral Energy, Inc. (“Chaparral”) for the year ending December 31, 2018. We hereby further consent to (i) the use of the oil and gas reserve information in the Annual Report on Form 10-K of Chaparral for the year ending December 31, 2018, based on the reserve report dated January 4, 2019, prepared by Cawley, Gillespie & Associates, Inc. and (ii) inclusion of our summary report dated January 4, 2019 included in the Annual Report on Form 10-K of Chaparral for the year ending December 31, 2018 to be filed on or about March 14, 2019 as Exhibit 99.1.
We hereby further consent to the incorporation by reference in the Post-Effective Amendment on Form S-3 to Registration Statement on Form S-1 (File No. 333-218579, effective May 3, 2018) and Form S-8 (File No. 333-219976, effective August 15, 2017), as same may be amended from time to time, of such information.

/s/ Cawley, Gillespie & Associates, Inc.
Cawley, Gillespie & Associates, Inc.
Petroleum Engineers

Fort Worth, Texas
March 11, 2019